Exhibit 99.1

                             Investor Contact:          Press Contact:
                             Patrick Barry              Cathy Halgas Nevins
                             CFO, Bluefly, Inc.         Director of PR
                             212- 944-8000 ext. 239     212-944-8000 ext. 388
                             pat@bluefly.com            cathy.nevins@bluefly.com

 BLUEFLY.COM FIRST QUARTER REVENUES GROW 34% WHILE GROSS PROFIT GROWS OVER 100%

New York, NY April 28, 2004 -- Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer brands at discount prices (www.bluefly.com), announced today that its net sales increased by over 34% to $11,114,000 during the first quarter of 2004, from $8,257,000 during the same period a year ago. Gross margins increased to 34.0% in the first quarter of 2004, from 22.5% in the first quarter of 2003. The company's revenue and gross margin growth resulted in a gross profit increase of over 103%.

Other financial results for the first quarter of 2004 were as follows (all comparisons are to the first quarter of 2003):

     . Net loss decreased by over 38% to $1,130,000 (or $0.15 per share), from $1,840,000 (or $0.25 per share). Net loss per share for the first quarter of 2004 is based on a weighted average of 14,314,722 shares outstanding, while the net loss per share for the first quarter of 2003 is based on a weighted average of 10,982,390 shares outstanding. The reduction in net loss was partly the result of $169,000 of other income recognized as a result of the partial collection of damages awarded to the company in connection with a litigation and $261,000 of non-cash other income recognized as a result of the decrease in value of certain warrants issued by the company that are treated as derivative securities for accounting purposes.
     .    Cash flow used in operations improved over 99% to $18,000, from
          $2,182,000.
     .    New customers acquired increased by over 23% to 33,335, from 27,031.
     . New customer acquisition cost increased by approximately 104% to $10.72, from $5.26, as the company began a strategy of more aggressively acquiring customers.
     .    Gross average order size increased over 13% to $189.56, from $167.20.

"This quarter represents a very significant step forward for us," said Ken Seiff, Bluefly's CEO. "Our gross profit for the quarter more than doubled as a result of our exceptionally strong revenue and gross margin growth, and we are extremely excited about the prospects for continued growth on both these fronts in the future."

"We have begun the process of upgrading our merchandise assortment to offer our customers the same trends they see at the finest stores at prices that no traditional department store, specialty store or boutique can come close to matching," added Melissa Payner, Bluefly's President. "The fact that we were able to increase both revenue and gross margin so significantly with a lower inventory investment than we had last year illustrates the impact that this strategy can have throughout our business."

ABOUT BLUEFLY, INC.

Bluefly, Inc. (NASDAQ SmallCap: BFLY) operates the world's first full service outlet store for designer fashion, offering products from more than 350 designers at discounts of up to 75% off. With 24/7 access, a 90-day money back guarantee, and technology that displays real-time inventory, Bluefly makes off-price shopping easy and convenient. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-A, 8-K, 10-Q, and 10-K. These risks and uncertainties include, but are not limited to, the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the risk of default by the company under the Rosenthal financing agreement and the consequences that might arise from the company having granted a lien on substantially all of its assets under that agreement; the potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce markets; the dependence on third parties and certain relationships for certain services, including the company's dependence on U.P.S. (and the risks of a mail slowdown due to terrorist activity) and its dependence on its third-party web hosting and fulfillment centers; online commerce security risks; management of potential growth; the availability of merchandise; the need to further establish brand name recognition; risks associated with our ability to handle increased traffic and/or continued improvements to its Web site; rising return rates; dependence upon executive personnel; the successful hiring and retaining of new personnel; risks associated with expanding our operations; and uncertainties relating to the imposition of sales tax on Internet sales.

                                     -more-

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                        THREE MONTHS ENDED
                                                   ----------------------------
                                                     MARCH 31,       MARCH 31,
                                                      2004             2003
                                                   ------------    ------------
Net sales                                          $ 11,114,000    $  8,257,000
Cost of sales                                         7,332,000       6,400,000
                                                   ------------    ------------
  Gross profit                                        3,782,000       1,857,000
  Gross profit percentage                                  34.0%           22.5%


Selling, marketing and fulfillment expenses           3,449,000       2,412,000
General and administrative expenses                   1,759,000       1,203,000
                                                   ------------    ------------

  Operating loss                                     (1,426,000)     (1,758,000)

Interest and other income                               456,000           6,000

Interest expense                                       (160,000)        (88,000)
                                                   ------------    ------------

Net loss                                           $ (1,130,000)   $ (1,840,000)
                                                   ============    ============
Deemed dividend related to beneficial conversion
 feature on Series C Preferred Stock                         --        (225,000)

Preferred stock dividends                            (1,024,000)       (638,000)

Net loss available to common shareholders          $ (2,154,000)   $ (2,703,000)
                                                   ============    ============

Basic and diluted net (loss) income per share
 (after preferred stock dividends)                 $      (0.15)   $      (0.25)
                                                   ============    ============

Weighted average shares outstanding                  14,314,722      10,982,390
                                                   ============    ============

                                     -more-

SELECTED BALANCE SHEET DATA & KEY METRICS - UNAUDITED

                                                     MARCH 31,     DECEMBER 31,
                                                       2004            2003
                                                    ------------   ------------
Cash                                                $ 12,081,000   $  7,721,000
Inventories, net                                      10,482,000     11,340,000
Other Current Assets                                   2,168,000      1,863,000
Property & Equipment, net                              1,525,000      1,659,000
Current Liabilities                                    9,643,000      8,459,000
Notes Payable to Related Party Shareholders            4,000,000      4,000,000
Shareholders' Equity                                  12,726,000     10,279,000

                                                                            THREE MONTHS   THREE MONTHS
                                                                               ENDED          ENDED
                                                                              MARCH 31,      MARCH 31,
                                                                                2004           2003
                                                                            ------------   ------------
Average Order Size (including shipping & handling revenue)                  $     189.56   $     167.20
Average Order Per New Customer  (including shipping & handling revenue)     $     166.90   $     153.01
Average Order per Repeat Customer (including shipping & handling revenue)   $     202.67   $     175.18
Customers Added During Period                                                     33,335         27,031
Revenue from Repeat Customers as % of Total Revenue*                                  68%            67%
Customer Acquisition Cost **                                                $      10.72   $       5.26

* Repeat customer is defined as a person who has bought more than once from Bluefly during their lifetime.
** Customer Acquisition Cost is calculated by dividing total advertising expenditures (excluding staff and related costs) by total new customers added. Customer numbers are based on unique email addresses.

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